Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 31, 2002, except for Notes 2 and 15 as to which the date is July 31, 2002, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Avon Products, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 31, 2002, except for Notes 2 and 15 as to which the date is July 31, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A. We also consent to the references to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP


February 25, 2003
New York, New York